SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

RANGER GOVERNANCE, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

        Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.

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June 21, 2001 REPRINT

Computer Associates Will Face Proxy Fight Led by Former Owner of Sterling Software

By JERRY GUIDERA
Staff Reporter of THE WALL STREET JOURNAL

A group of Texas investors plans to launch a proxy fight to gain control of software maker Computer Associates International Inc on Thursday.

The Dallas group, Ranger Governance Ltd., is led by Sam Wyly, who sold his company, Sterling Software, to Computer Associates for $3.9 billion in March 2000. He holds a $55 million stake in the Islandia, N.Y., company -- which he called "insignificant" -- as a result of that sale.

Mr. Wyly said Computer Associates' "pervasive culture of fear and intimidation" has "abused and alienated customers, employees and shareholders." He will try to persuade Computer Associates shareholders to approve his slate of candidates to the eight-member board at the company's Aug. 29 annual meeting.

A Computer Associates spokesman said: "We remain committed to enhancing value for all of our shareholders. The strategy that we have in place, including the product focus areas and the new business model, will yield substantial dividends for our shareholders, customer and employees. We are confident that we have the support of our principal shareholders."

In fact, "in a recent letter to Mr. Wyly in response to his proposal, our largest shareholder reaffirmed his confidence in the current management team of CA," the spokesman said, referring to Walter Haefner, whose company is Computer Associates' largest shareholder with a 21% stake. Computer Associates insiders also are big shareholders.

Mr. Wyly confirmed he wrote a letter to Mr. Haefner, with whom he has a personal relationship, and says Mr. Haefner wrote back acknowledging he had confidence in management. Mr. Wyly said Mr. Haefner also thanked him for "his special interest" in the company.

"We have visited with a short list of institutions that have a significant stock and who care about the governance, and the opinion is overwhelming that these folks should go," Mr. Wyly said in an interview.

One piece of armor is missing from Computer Associates' takeover defenses that could help Mr. Wyly. The company's full board is up for re-election this summer, meaning that at one annual meeting the entire board could be ousted and replaced. Many companies have toughened their defenses so that only one-third of their directors are up for reelection at one time.

Computer Associates, which sells computer-management software to large and midsize businesses, has suffered amid the broader technology slowdown. In addition, the company last fall adopted a difficult new accounting and business plan that has puzzled many on Wall Street and led some to question its accounting practices.

Analysts didn't dismiss Mr. Wyly's chances of launching a successful proxy battle. "Some of the people that have been buying the stock lately would probably be open to something like this," said John McPeake, an analyst with New York brokerage house Prudential Securities Inc.

Steven Lipin contributed to this article.

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•      Computer Associates Will Face Proxy Fight Led by Former Owner of Sterling Software; The Wall Street Journal 6.21.01

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IMPORTANT INFORMATION

          On July 27, 2001, Ranger Governance, Ltd. filed a definitive proxy statement with the Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates' stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

          Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.